Exhibit 99.28

Press Release

Contact:	Terri Snow
Executive Director -
Corporate Communications
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP ELECTS RICHARD W. NEU
TO BOARD OF DIRECTORS

TULSA, OKLAHOMA, February 21, 2006: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that Richard W. Neu was elected to the Company’s Board of Directors, effective today. Mr. Neu will join the Board’s Audit Committee.

“We are delighted to add Richard to our Board of Directors”, Thomas P. Capo, Dollar Thrifty Automotive Group Chairman, said. “We welcome his depth of accounting and financial expertise and executive management skills to our Board. He complements the Board by bringing a diverse background and experienced perspective. ”

Mr. Neu most recently served as chief financial officer, treasurer and director of Charter One Financial, Inc., a publicly held financial institution in Cleveland, Ohio. He spent 19 years in leadership positions in the Charter One organization. He has a proven skill set in the areas of finance, accounting, mergers and acquisitions and treasury. Prior to his service in the financial industry, Mr. Neu worked for an international public accounting firm.

Mr. Neu is a CPA and holds a bachelor’s degree from Eastern Michigan University.

DTG

With this addition, the Dollar Thrifty Board will now consist of nine members including eight independent directors.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have approximately 800 corporate and franchised locations in the United States and Canada, and they have operations at most major airports. The Company's more than 8,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.